Exhibit 99.01.01
CONTACTS:
Brian Turcotte
Investor Relations
561-438-3657
brian.turcotte@officedepot.com
Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES FOURTH QUARTER RESULTS
Delray Beach, Fla., February 26, 2008 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced fourth quarter and full year results for the fiscal period ended December 29, 2007.
FOURTH QUARTER RESULTS 1
Total Company sales for the fourth quarter increased 1% to $3.9 billion. Sales in the North American Retail Division were down 3% with comparable store sales down 7% for the quarter. The North American Business Solutions Division reported a 4% sales decline in the quarter while International Division sales increased 12% in U.S. dollars and 2% in local currencies.
Net earnings were $19 million compared to earnings of $127 million in the same period of 2006. Earnings per share on a diluted basis were $0.07 for the quarter, versus $0.45 in the fourth quarter of 2006. On an adjusted basis, diluted earnings per share were $0.10 for the quarter, versus $0.51 in the same period one year ago.
Total Company operating expenses, as adjusted, represented 26.3% of sales, an increase of 40 basis points over the fourth quarter of 2006. EBIT, as adjusted, was $6 million in the fourth quarter of 2007 or 0.2% as expressed as a percentage of sales, compared to $201 million or 5.2% in the prior-year period.
Results for the quarter included an as adjusted tax benefit of $30 million. The fourth quarter 2007 tax benefit was primarily due to lower North American income and a late quarter tax law change.
Return on Invested Capital for the trailing 4 quarters, adjusted for Charges and Credits, was 11.3%. The Return on Equity adjusted for Charges and Credits for the trailing four quarters was 15.2%.
FOURTH QUARTER DIVISION RESULTS
North American Retail Division
Fourth quarter sales in the North American Retail Division were down 3% at $1.7 billion. Comparable store sales in the 1,158 stores in the U.S. and Canada that have been open for more than one year decreased 7% for the fourth quarter. Results continue to be negatively impacted by difficult housing-related economic conditions in key markets, particularly Florida and California. Combined, these two states represented 26% of total store sales and about 40% of the total comparable sales decrease in the

[1]	Includes non-GAAP information. Fourth quarter results include impacts of previously announced programs, a legal settlement and a 2006 gain on building sale (“Charges” or “Charges and Credits”). Additional information is provided in our Form 10-K filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

fourth quarter. This economic weakness has spread to other U.S. retail markets with housing issues, creating additional pressure on sales and margins.
Sales in the Northeast moderated slightly versus the previous quarter, but continued to be the Division’s best performing region in North America despite a limited retail presence in that market. Other drivers negatively impacting comparable sales included cannibalization from the new store build out, competitive intrusion and private brand penetration. The Design, Print and Ship business continued to perform well in the fourth quarter, slightly offsetting the negative drivers.
Operating profit in the North American Retail Division was $23 million for the fourth quarter, a decline from $109 million in the same period of the prior year. Although costs were managed effectively in the fourth quarter, broader economic factors continued to pressure profit margins, which decreased 490 basis points versus the fourth quarter 2006. A number of factors contributed to the operating margin decline, including lower than expected vendor program funding, lower product margins, a de-leveraging of fixed property costs, and higher shrink. Partially offsetting some of the decline was the impact of lower operational expenses.
Comparable average sales per square foot in the fourth quarter decreased to $231 and average order value was up about 2.3% in the fourth quarter.
During the fourth quarter, Office Depot opened 12 new stores and closed 2 stores, bringing the total store count to 1,222. The Company also remodeled 12 stores, bringing the yearly total to 177. As of year end, more than half of the chain was operating under the M2 format.
Inventory per store was $960 thousand as of the end of the fourth quarter of 2007, 3% greater than the same period last year. Average inventory per store during the quarter was $1,030 thousand for the fourth quarter of 2007, flat versus the same period last year.
North American Business Solutions Division
Total sales in the North American Business Solutions Division were $1.1 billion, down 4% compared to the fourth quarter of last year. Sales to small- to mid-sized customers were down 13%. This decrease overshadowed solid sales growth of 5% among large, national account customers and 10% sales growth to the public sector in the fourth quarter. Growth in state government and the K-12 educational sectors have been driving the results in the public sector, both delivering double-digit increases for all four quarters of 2007.
The North American Business Solutions Division had an operating profit of $1 million for the fourth quarter of 2007 compared to $72 million for the same period of the prior year. Operating margins declined by 640 basis points versus the fourth quarter 2006. Contributing factors to the margin decline included a less-favorable customer mix, lower vendor program funding, higher reserves for inventory clearance and returned product, and product cost increases that could not be fully passed through in higher prices.
International Division
The International Division reported a sales increase of 12% in the fourth quarter compared with the same period last year and organic sales in local currency increased by 2%. This marks the eighth consecutive quarter the division has grown the top-line in local currency. In particular, the Contract channel continued its strong performance, growing sales in local currency by 8% in the quarter. This is a reflection of the strength of Office Depot’s global brand with an increasingly global customer base.
Division operating profit was $60 million in the fourth quarter compared to $77 million in the prior year’s fourth quarter. Operating profit margin declined by 230 basis points to 5.3%, from 7.6% in the prior year, as the U.K. business continued to struggle.

Continued overall weakness in the U.K. business accounted for much of the profit decline and operating margin compression. Continued investment, including establishing regional offices in Asia and Latin America, centralization of certain support functions in Europe, green-field business expansion in Poland, and consolidation of warehouse facilities to better support the multi-channel business portfolio in Europe accounted for the remainder of the margin decline. Growth in the large customer segment, which has a lower margin rate than the small- to medium-sized customer segments, drove unfavorable customer mix and compressed overall operating margins as well.
FULL YEAR RESULTS 2
For the full year, sales increased 3% to $15.5 billion. Net earnings for fiscal 2007 were $396 million compared to earnings of $503 million in the same period of 2006. Earnings per share on a diluted basis were $1.43 in 2007 compared to $1.75 in the prior year. The as adjusted diluted earnings per share for fiscal 2007 were $1.54 versus $1.90 in 2006.
For the full year, EBIT, as adjusted, decreased 31% from the prior year and EBIT margins compressed by 180 basis points to 3.5%. The as adjusted effective tax rate for the full year was 15%.
Capital expenditures for 2007 were $461 million. Capital expenditure estimates for 2008 are expected to be around $375 million, reflecting a reduction in the number of planned new store openings from 150 to about 75, approximately 100 M2 store remodels, and investments in the Company’s global supply chain and IT initiatives. The Company will continue to evaluate spending in accordance with operating performance and financial guidelines, and the overall business environment.
In 2007, the Company repurchased approximately 5.7 million shares of its common stock for $200 million. The Company also previously announced that its Board has authorized the repurchase of an additional $500 million of its common stock. Current plans are to repurchase common stock if cash flow permits. Over the past three years, the Company has returned to shareholders about 140% of as adjusted after-tax earnings, 106% of operating cash flow and 140% of net cash flow, excluding share repurchases.
Other Matters
Office Depot is announcing that its Executive Vice President and Chief Financial Officer, Patricia A. McKay, is leaving the Company effective March 1, 2008. Charles E. Brown, the Company’s President, International, has agreed to assume the role of acting Chief Financial Officer following McKay’s departure. Brown was Office Depot’s Executive Vice President and Chief Financial Officer from 2001 to 2005. Office Depot plans to begin its search for a permanent Chief Financial Officer immediately and will announce a successor when this process is completed.
Commenting on McKay’s departure, Steve Odland, Office Depot’s Chief Executive Officer, said: “Pat has made valuable contributions to the Company since joining the management team in 2005. We thank her for her tireless work and dedication to the Company. We also wish her all the best in her future endeavors.”
Additionally, Kim Maguire, Executive Vice President, Merchandising, is leaving at the end of the month for personal reasons. The Company hopes to fill this role quickly.

[2]	Includes non-GAAP information. Full year results include impacts of previously announced programs, a legal settlement and a 2006 gain on building sale (“Charges” or “Charges and Credits”). Additional information is provided in our Form 10-K filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on the corporate website, www.officedepot.com, under the category Company Info.
Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through more than 1,600 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.9 billion e-commerce operation. Office Depot has annual sales of approximately $15.5 billion, and employs about 49,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 43 countries.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are ‘forward-looking’ statements under the Act.  Except for historical financial and business performance information, statements made in this press release should be considered ‘forward-looking’ as referred to in the Act.  Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”).  You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	December 29,	December 30,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$222,954	$173,552
Receivables, net	1,511,681	1,480,316
Inventories	1,717,662	1,539,685
Deferred income taxes	120,162	131,977
Prepaid expenses and other current assets	143,255	116,931

Total current assets	3,715,714	3,442,461

Property and equipment, net	1,588,958	1,424,967
Goodwill	1,282,457	1,198,886
Other intangible assets	107,987	114,289
Other assets	561,424	376,835

Total assets	$7,256,540	$6,557,438

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,591,154	$1,561,784
Accrued expenses and other current liabilities	1,170,775	1,224,565
Income taxes payable	3,491	135,448
Short-term borrowings and current maturities of long-term debt	207,996	48,130

Total current liabilities	2,973,416	2,969,927

Deferred income taxes and other long-term liabilities	576,254	403,289
Long-term debt, net of current maturities	607,462	570,752
Minority interest	15,564	16,023

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares — 428,777,625 in 2007 and 426,177,619 in 2006	4,288	4,262
Additional paid-in capital	1,784,184	1,700,976
Accumulated other comprehensive income	495,916	295,253
Retained earnings	3,783,805	3,370,538
Treasury stock, at cost — 155,819,358 shares in 2007 and 149,778,235 shares in 2006	(2,984,349)	(2,773,582)

Total stockholders’ equity	3,083,844	2,597,447

Total liabilities and stockholders’ equity	$7,256,540	$6,557,438

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Sales	$3,866,927	$3,843,030	$15,527,537	$15,010,781
Cost of goods sold and occupancy costs	2,844,391	2,655,929	11,024,639	10,363,437

Gross profit	1,022,536	1,187,101	4,502,898	4,647,344

Store and warehouse operating and selling expenses	851,985	862,296	3,381,129	3,296,443
Asset impairments	—	7,450	—	7,450
General and administrative expenses	183,546	173,582	645,661	651,696
Gain and amortization of deferred gain on sale of building	(1,874)	(21,432)	(7,493)	(21,432)

Operating profit (loss)	(11,121)	165,205	483,601	713,187

Other income (expense):
Interest income	3,228	382	9,440	9,828
Interest expense	(13,093)	(7,693)	(63,080)	(40,830)
Loss on extinguishment of debt	—	(5,715)	—	(5,715)
Miscellaneous income, net	3,739	10,119	28,672	30,565

Earnings (loss) before income taxes	(17,247)	162,298	458,633	707,035

Income taxes	(36,021)	35,714	63,018	203,564

Net earnings	$18,774	$126,584	$395,615	$503,471

Earnings per common share:
Basic	$0.07	$0.46	$1.45	$1.79
Diluted	0.07	0.45	1.43	1.75

Weighted average number of common shares outstanding:
Basic	272,204	274,895	272,899	281,618
Diluted	273,309	280,351	275,940	287,722

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	52 Weeks Ended
	December 29,	December 30,
	2007	2006
Cash flow from operating activities:
Net earnings	$395,615	$503,471
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	281,383	279,005
Charges for losses on inventories and receivables	109,798	85,610
Net earnings from equity method investments	(34,825)	(27,125)
Compensation expense for share-based payments	37,738	39,889
Deferred income tax provision	(1,022)	(15,847)
Gain on disposition of assets	(25,190)	(23,948)
Asset impairments	—	7,450
Other operating activities	2,927	(1,704)
Changes in assets and liabilities:
Decrease (increase) in receivables	25,909	(128,558)
Increase in inventories	(191,685)	(155,955)
Net increase in prepaid expenses and other assets	(12,342)	(23,212)
Net (decrease) increase in accounts payable, accrued expenses and other long-term liabilities	(176,921)	287,999

Total adjustments	15,770	323,604

Net cash provided by operating activities	411,385	827,075

Cash flows from investing activities:
Purchases of short-term investments	—	(961,450)
Sales of short-term investments	—	961,650
Acquisitions, net of cash acquired, and related payments	(48,036)	(248,319)
Capital expenditures	(460,571)	(343,415)
Proceeds from disposition of assets and other	129,182	106,381
Dividends received	25,000	—
Restricted cash for pending transaction	(18,100)	—

Net cash used in investing activities	(372,525)	(485,153)

Cash flows from financing activities:
Net proceeds from exercise of stock options and sale of stock under employee stock purchase plans	29,332	101,034
Tax benefit from employee share-based exercises	18,266	43,355
Acquisition of treasury stock under approved repurchase plans	(199,592)	(970,640)
Treasury stock additions from employee related plans	(11,201)	(12,796)
Proceeds from issuance of borrowings	177,413	8,494
Payments on long- and short-term borrowings	(6,292)	(58,545)

Net cash provided by (used in) financing activities	7,926	(889,098)

Effect of exchange rate changes on cash and cash equivalents	2,616	17,531

Net increase (decrease) in cash and cash equivalents	49,402	(529,645)
Cash and cash equivalents at beginning of period	173,552	703,197

Cash and cash equivalents at end of period	$222,954	$173,552

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data and
GAAP to Non-GAAP Reconciliations
(Unaudited)
Total Company

	Trailing 4 Quarters
	December 29,	December 30,
(Dollars in millions)	2007	2006	Change
Sales	$15,527.5	$15,010.8		3%

EBIT[1]	$512.2	$738.0		-31%
% of sales	3.3%	4.9%	-160	bps
EBIT — as adjusted[1]	$550.7	$802.1		-31%
% of sales	3.5%	5.3%	-180	bps

Net earnings	$395.6	$503.5		-21%
Net earnings — as adjusted[1]	$423.8	$545.7		-22%

Diluted Earnings Per Share	$1.43	$1.75		-18%
Diluted Earnings Per Share — as adjusted[1]	$1.54	$1.90		-19%

EBITDA — as adjusted[1]	$813.7	$1,060.8		-23%
% of sales	5.2%	7.1%	-190	bps

Return on Equity (ROE) — as adjusted[1]	15.2%	21.4%	-620	bps

Return on Invested Capital (ROIC) — as adjusted [1]	11.3%	15.4%	-410	bps

Average shares	275.9	287.7		-4%

[1]	EBIT and EBITDA are non-GAAP financial measures; EBIT — as adjusted and EBITDA — as adjusted exclude the Charges. (bps = basis points)
The Company is committed to measuring and reporting results in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, management also recognizes that some financial measures other than those prepared in accordance with GAAP (“non-GAAP”) can provide meaningful and useful information about performance and allow for an informed assessment of possible future performance. Certain non-GAAP performance measures (e.g. EBIT and ROIC) are used to determine variable pay awards throughout our Company.
Non-GAAP measures in these tables exclude certain charges (“Charges”) that are important and required under GAAP but that may not clearly convey the on-going results of operating the business during the period. These measures also exclude a gain on sale of a building and a legal settlement, both recognized in the fourth quarter of 2006.

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
The non-GAAP numbers presented along with the most closely related GAAP numbers, and the reconciliations are provided in the following tables. ($ in millions)

			Charges
		% of	and Other		% of
Q4 2007	GAAP	Sales	Adjustments	Non-GAAP	Sales

Gross Profit	$1,022.5	26.4%	$0.1	$1,022.6	26.4%
Operating Expenses	$1,033.6	26.7%	$(13.6)	$1,020.0	26.3%
Operating Profit (Loss)	$(11.1)	-0.3%	$13.7	$2.6	0.1%
Net Earnings	$18.8	0.5%	$7.8	$26.6	0.7%

Diluted Earnings Per Share	$0.07		$0.03	$0.10

			Charges
		% of	and Other		% of
Q4 2006	GAAP	Sales	Adjustments	Non-GAAP	Sales

Gross Profit	$1,187.1	30.9%	$0.2	$1,187.3	30.9%
Operating Expenses	$1,021.9	26.6%	$(25.9)	$996.0	25.9%
Operating Profit	$165.2	4.3%	$26.1	$191.3	5.0%
Net Earnings	$126.6	3.3%	$16.7	$143.3	3.7%

Diluted Earnings Per Share	$0.45		$0.06	$0.51

			Charges
		% of	and Other		% of
YTD 2007	GAAP	Sales	Adjustments	Non-GAAP	Sales

Gross Profit	$4,502.9	29.0%	$0.3	$4,503.2	29.0%
Operating Expenses	$4,019.3	25.9%	$(38.2)	$3,981.1	25.6%
Operating Profit	$483.6	3.1%	$38.5	$522.1	3.4%
Net Earnings	$395.6	2.5%	$28.2	$423.8	2.7%

Diluted Earnings Per Share	$1.43		$0.11	$1.54

			Charges
		% of	and Other		% of
YTD 2006	GAAP	Sales	Adjustments	Non-GAAP	Sales

Gross Profit	$4,647.3	31.0%	$0.9	$4,648.2	30.9%
Operating Expenses	$3,934.1	26.2%	$(57.5)	$3,876.6	25.8%
Operating Profit	$713.2	4.8%	$58.4	$771.6	5.1%
Net Earnings	$503.5	3.4%	$42.2	$545.7	3.6%

Diluted Earnings Per Share	$1.75		$0.15	$1.90

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2007	2006	2007	2006
Sales	$1,667.7	$1,723.2	$6,813.6	$6,789.4
% change	-3%	—%	—%	4%

Division operating profit	$23.5	$109.3	$354.5	$454.3
% of sales	1.4%	6.3%	5.2%	6.7%
North American Business Solutions Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2007	2006	2007	2006
Sales	$1,064.7	$1,110.5	$4,518.4	$4,576.8
% change	-4%	1%	-1%	6%

Division operating profit	$0.8	$71.9	$220.1	$367.0
% of sales	0.1%	6.5%	4.9%	8.0%
International Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2007	2006	2007	2006
Sales	$1,134.6	$1,009.4	$4,195.6	$3,644.6
% change	12%	13%	15%	5%
% change in local currency sales	2%	13%	6%	7%

Division operating profit	$59.6	$76.8	$231.1	$249.2
% of sales	5.3%	7.6%	5.5%	6.8%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)
Other Selected Financial Information

	52 Weeks Ended	52 Weeks Ended
	December 29,	December 30,
(In thousands, except operational data)	2007	2006
Cumulative share repurchases under approved repurchase plans ($):	$199,592	$970,640

Cumulative share repurchases under approved repurchase plans (shares):	5,702	26,417

Shares outstanding, end of quarter	272,958	276,399

Amount authorized for future share repurchases, end of quarter ($):	$500,000
Selected Operating Highlights

	13 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Store Statistics

United States and Canada:
Store count:
Stores opened	12	39	71	115
Stores closed	2	2	7	4
Stores relocated	2	2	3	7
Total U.S. and Canada stores	1,222	1,158	1,222	1,158

North American Retail Division square footage:	29,790,082	28,520,269
Average square footage per NAR store	24,378	24,629
Inventory per store (end of period)	$960,000	$935,000
International Division company-owned:
Store count:
Stores opened	5	5	26	13
Stores closed	1	—	3	—
Stores acquired	—	—	—	42
Total International company-owned stores	148	125	148	125